Exhibit 99.1

FOR IMMEDIATE RELEASE

July 9, 2026

ART’S WAY REPORTS 26% INCREASE IN FIRST HALF SALES AND 20% GROWTH IN OPERATING INCOME

ARMSTRONG, IOWA, July 9, 2026 – Art’s-Way Manufacturing Co., Inc. (Nasdaq: ARTW) (the “Company”), a diversified manufacturer and distributor of equipment serving agricultural and research needs, announces its financial results for the second quarter and first six months of fiscal 2026.

	For the Three Months Ended
	(Consolidated)
	May 31, 2026	May 31, 2025
Sales	$7,854,000	$6,337,000
Operating Income	$287,000	$510,000
Net Income	$173,000	$1,482,000
EPS	$0.03	$0.29

Weighted Average Shares Outstanding	5,188,198	5,094,188

	For the Six Months Ended
	(Consolidated)
	May 31, 2026	May 31, 2025
Sales	$14,494,000	$11,478,000
Operating Income	$617,000	$513,000
Net Income	$370,000	$1,426,000
EPS	$0.07	$0.28

Weighted Average Shares Outstanding	5,164,445	5,074,643

Marc McConnell, the Company’s President, CEO, and Chairman, reports, “We are pleased to report that the marked improvement we saw at the outset of our fiscal year continued into the second quarter, resulting in improving revenue and operating results. In our Agricultural Products segment, we have experienced demand growth in livestock-oriented products that have well outpaced the reduced demand in our sugar beet products. We view this as an overall positive result given the persistent challenges in the entirety of the farm equipment marketplace. We are especially pleased with the continued strong demand and profitability in our Modular Buildings segment, where growth and progress continue. Despite improving operating results, we acknowledge that material cost pressures have impacted our gross margins and we are thus focused on monitoring, managing, and improving margins in both businesses. Overall, we have an optimistic view of our opportunities in the quarters ahead and remain steadfastly focused on quality, innovation, and serving our customers well."

Consolidated

●	Sales increased $1,517,000, or 23.9% for the three months and increased $3,017,000, or 26.3% for the six months ended May 31, 2026 as compared to the same periods in fiscal 2025.
●	Gross profit as a percentage of sales declined by 3.8% for the six months ended May 31, 2026 as compared to the first six months of fiscal 2025.
●

Operating expenses decreased by 3.6% as a percentage of sales for the six months ended May 31, 2026 as compared to the same period in fiscal 2025. Operating income improved by 20.2% for the six months ended May 31, 2026 as compared to the same period in fiscal 2025.

●

Net income of $173,000 for the three months ended May 31, 2026 and $370,000 for the six months ended May 31, 2026. The Company received $1,154,000 of Employee Retention Credit net of income tax in Q2 of fiscal 2025 that was not repeated in fiscal 2026, which affects comparability.

Agricultural Products

●	Sales increased $348,000, or 8.6% for the three months and increased $1,155,000, or 16.6% for the six months ended May 31, 2026 as compared to the same periods in fiscal 2025.
●	Gross profit as a percentage of sales increased by 2.1% for the six months ended May 31, 2026 as compared to the first six months of fiscal 2025.
●

Operating expenses decreased by 7.2% for the six months ended May 31, 2026 as compared to the same period in fiscal 2025. Operating loss improved by $299,000 for the six months ended May 31, 2026 as compared to the same period in fiscal 2025.

●

Net loss of $208,000 for the six months ended May 31, 2026 compared to net income of $527,000 for the same period of fiscal 2025. We received an Employee Retention Credit refund during the six months ending May 31, 2025 that positively impacted net income by $976,000 in this segment.

Livestock prices continued to be elevated through the second quarter of fiscal 2026 and are driving the increased demand for our agricultural products year-on-year. We continue to see steady demand for grinder mixers, manure spreaders and bale processors, despite modest row crop prices through the first six months of fiscal 2026. Our sugar beet equipment demand is down from prior years, as sugar beet prices declined in the first fiscal quarter of 2026. To offset some of the demand decrease, we strategically deployed an experienced product specialist into our primary beet territory to drive new customer activity and technological development. The timing of this hire aligns with the unveiling of a new product in the beet market for fiscal 2026. We have increased our finished product inventory since the fall of 2025 to be prepared for retail opportunities in fiscal 2026, which we believe has been an opportunistic move. Our inventory levels are still elevated as compared to prior years, but are putting us in a position where our short lead times may provide a competitive edge. Rising steel and oil prices may challenge our margins for the remainder of fiscal 2026 if we continue to see increases.

Modular Buildings

●	Sales increased $1,169,000, or 50.6% for the three months and increased $1,861,000, or 41.3% for the six months ended May 31, 2026 as compared to the same periods in fiscal 2025.
●	Gross profit as a percentage of sales declined by 12.4% for the [•] months ended May 31, 2026 as compared to the same period in fiscal 2025.
●	Operating expenses decreased by 3.1% as a percentage of sales for the [•] months ended May 31, 2026 as compared to the same period in fiscal 2025.
●

Net income of $577,000 for the six months ended May 31, 2026 compared to net income of $899,000 for the same period of fiscal 2025. We received an Employee Retention Credit refund during the six months ending May 31, 2025 that positively impacted net income by $179,000 in this segment.

We carried a strong modular building backlog into fiscal 2026, unlike fiscal 2025, which has driven the revenue increase so far this year. Our agricultural modular building business is up approximately $407,000, or 29.5%, year-on-year due to strong livestock prices. Our research-related modular building sales are up approximately $1,578,000, or 53.2%, for the six months ended May 31, 2026 due to large projects we contracted at the end of fiscal 2025. Current backlog is expected to carry us through the third quarter of fiscal 2026. Additionally, we expect current engineering projects to convert to construction projects in the third fiscal quarter. The private research market continued to carry strong demand for laboratory space during the first six months of fiscal 2026. Our gross profit decrease for the first six months of fiscal 2026 is due to the selling of a warrantied agriculture modular building at cost, project overages on site work while completing current contracts and contingencies that became profits in the first quarter of fiscal 2025 that were not repeated in the first six months of fiscal 2026.

Income (Loss) per Share: Income per basic and diluted share for the first six months of fiscal 2026 was $0.07, compared to income per basic and diluted share of $0.28 for the same period in fiscal 2025.

Art’s-Way Manufacturing Co., Inc.

Art’s Way Manufacturing is a small, publicly traded company that specializes in equipment manufacturing. For over 65 years, it has been committed to designing and building high-quality machinery for all operations. It has approximately 100 employees across two branch locations: Art’s Way Manufacturing in Armstrong, Iowa and Art’s Way Scientific in Monona, Iowa. Art’s Way manure spreaders, forage boxes, high dump carts, bale processors, graders, land planes, sugar beet harvesters and grinder mixers are designed to optimize production, increase efficiency and meet the growing demands of customers. Art’s Way Manufacturing has two reporting segments: Agricultural Products and Modular Buildings.

For more information, contact:

Marc McConnell, President, Chief Executive Officer and Chairman

712-208-8467

marc.mcconnell@artsway.com

Or visit the Company’s website at www.artsway.com/

Caution Regarding Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of federal securities laws. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “foresee,” “optimistic,” “opportunity,” or the negative of these terms or other similar expressions. Statements made in this release that are not strictly statements of historical facts, including the Company’s expectations regarding: (i) the Company’s business position; (ii) demand and potential growth within the Company’s business segments; (iii) future results, including, but not limited to, revenue and margin expectations, expectations with respect to the impact of price increases and tariffs, and expectations with respect to backlog and product mix; (iv) the Company’s ability to increase production with capital investments and other activities, (v) future agricultural sales and plans to enter into building contracts; (vi) cash flows and plans to fund strategic initiatives and pay down debt; and (vii) the benefits of the Company’s business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for the Company’s products; credit-worthiness of the Company’s customers; the Company’s ability to operate at lower expense levels; the Company’s ability to complete projects in a timely and efficient manner in accordance with customer specifications; the Company’s ability to renew or obtain financing on reasonable terms; the Company’s ability to repay current debt, continue to meet debt obligations and comply with financial covenants; inflation and tariffs and their effect on the Company’s supply chain and demand for its products; domestic and international economic conditions; the Company’s ability to attract and maintain an adequate workforce in a competitive labor market; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by any of the Company’s operating segments; and other factors detailed from time to time in the Company’s public filings with the Securities and Exchange Commission. Actual results may differ materially from management's expectations. Readers are cautioned not to place undue reliance upon any such forward-looking statements. The Company does not intend to update forward-looking statements other than as required by law.